Exhibit 10.15

ARTHUR J. GALLAGHER & CO.

SUPPLEMENTAL SAVINGS and THRIFT PLAN

As Amended and Restated Effective January 1, 2008

2.21.	“Performance Deferral”	3

2.22.	“Plan”	3

2.23.	“Plan Administrator”	3

2.24.	“Plan Year”	3

2.25.	“Qualified Plan”	3

2.26.	“Retirement”	3

2.27.	“Scheduled Distribution Account”	4

2.28.	“Separation from Service”	4

2.29.	“Separation from Service Account”	4

2.30.	“Unforeseeable Emergency”	4

ARTICLE 3 PARTICIPATION		4

3.1.	Commencement of Participation	4

3.2.	Continued Participation	4

ARTICLE 4 ELECTIVE, MATCHING AND PERFORMANCE DEFERRALS		4

4.1.	Elective Deferrals	4

4.2.	Matching Deferrals	6

4.3.	Performance Deferrals	7

ARTICLE 5 ACCOUNTS		7

5.1.	Accounts	7

5.2.	Investments	8

ARTICLE 6 VESTING		8

6.1.	General	8

6.2.	Change of Control	9

6.3.	Retirement, Death or Disability	9

6.4.	Insolvency	9

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ARTICLE 7 PAYMENTS		9

7.1.	Election as to Time and Form of Payment	9

7.2.	Termination of Employment	11

7.3.	Death	11

7.4.	Withdrawal Due to Unforeseeable Emergency	11

7.5.	Restrictive Covenants; Clawback	11

7.6.	Taxes	13

ARTICLE 8 PLAN ADMINISTRATOR		13

8.1.	Plan Administration and Interpretation	13

8.2.	Powers, Duties, Procedures, Etc.	13

8.3.	Information	13

8.4.	Indemnification of Plan Administrator	13

ARTICLE 9 AMENDMENT AND TERMINATION		14

9.1.	Amendments	14

9.2.	Termination of Plan	14

9.3.	Existing Rights	14

ARTICLE 10 MISCELLANEOUS		14

10.1.	No Funding	14

10.2.	Non-assignability	15

10.3.	Limitation of Participant’s Rights	15

10.4.	Participants Bound	15

10.5.	Receipt and Release	15

10.6.	Compliance With Section 409A of Code	15

10.7.	Governing Law	15

10.8.	Headings and Subheadings	16

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ARTICLE 1

Introduction

1.1. Purpose of Plan

The Company has adopted the Plan to provide a means by which certain employees may elect to defer receipt of portions of their compensation and to provide opportunities for such individuals to save for retirement on the terms and conditions set forth herein.

1.2. Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and is further intended to comply with the requirements of Section 409A of the Code. The Plan shall be interpreted and administered consistently with such intent. The Plan was initially effective January 1, 1999, and is amended and restated, as set forth herein, effective January 1, 2008.

ARTICLE 2

Definitions

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1. “Accounts” mean, for each Participant, the Separation from Service Account and Scheduled Distribution Accounts established for his or her benefit under Section 5.1.

2.2. “Board” means the Board of Directors of Gallagher.

2.3. “Cause” means a Participant’s gross misconduct or a willful and material breach by a Participant of any agreement between an Employer and the Participant; provided that no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without a reasonable belief that the action or omission was in the best interest of the Employer.

2.4. “Change of Control” means: (i) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner, directly or indirectly of securities of Gallagher representing fifty percent (50%) or more of the combined voting power of Gallagher’s outstanding securities then entitled to vote for the election of directors; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Gallagher (the “Board”) and any new directors whose election by the Board or nomination for election by Gallagher’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof; or (iii) the stockholders of Gallagher shall approve the sale of all or substantially all of the assets of Gallagher or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

2.5. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6. “Company” means Arthur J. Gallagher & Co. (Illinois), an Illinois corporation, and any successor to all or a substantial portion of its assets or business that assumes the obligations of the Company (with the consent of the Company if it is still in existence).

2.7. “Compensation” shall have the meaning set forth in the Qualified Plan (i) increased by the amount of any Elective Deferrals under this Plan; and (ii) determined without regard to the limit applicable to the Qualified Plan under Section 401(a)(17) of the Code.

2.8. “Effective Date” means January 1, 1999.

2.9. “Elective Deferral” means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.10. “Eligible Employee,” with respect to a Plan Year, means an employee of an Employer if (i) the employee has completed sixty (60) days of employment with an Employer prior to the first day of such Plan Year and (ii) either (A) the Company determines, in its sole discretion, that the employee has received or is expected to receive Compensation in the calendar year ending prior to the first day of such Plan Year in an amount equal to or greater than the dollar amount in effect for such Plan Year under Section 401(a)(17) of the Code or (B) the Company, determines, in its sole discretion, and specifies in a written notice to the employee that such employee is otherwise eligible to participate in the Plan for such Plan Year. In addition to the foregoing, an employee who is hired by an Employer after the first day of a Plan Year shall be an “Eligible Employee” with respect to such Plan Year if (1) the employee has completed sixty (60) days of employment with such Employer after such date of hire and (2) either (x) the Company determines, in its sole discretion, that the employee is expected to receive annualized Compensation in such Plan Year in an amount equal to or greater than the annual dollar amount in effect for such Plan Year under Section 401(a)(17) of the Code or (y) the Company, determines, in its sole discretion, and specifies in a written notice to the employee that such employee is otherwise eligible to participate in the Plan for such Plan Year. If an Eligible Employee’s actual Compensation is less than the applicable dollar amount prescribed by Section 401(a)(17) of the Code for two consecutive Plan Years, such Eligible Employee will be suspended from making any additional Elective Deferrals under the Plan for each subsequent Plan Year, until the open enrollment period following the Plan Year in which such Eligible Employee’s Compensation is not less than the applicable dollar amount.

2.11. “Employer” means the Company and each other entity that is affiliated with the Company and adopts the Plan with the Company’s consent.

2.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.13. “Funding Trust” means the grantor trust established by the Company to hold assets contributed under the Plan.

2.14. “Funding Trustee” means the trustee or trustees under the Funding Trust.

2.15. “Gallagher” means Arthur J. Gallagher & Co., a Delaware corporation, and any successor to all or a substantial portion of Gallagher’s assets or business that assumes the obligations of Gallagher (with Gallagher’s consent if it is still in existence).

2.16. “Hour of Service” means an Hour of Service as calculated for purposes of the Qualified Plan.

2.17. “Insolvent” means either (i) an Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.18. “LTIC Program” means a long-term incentive compensation program maintained by Gallagher or the Company.

2.19. “Matching Deferral” means a contribution by an Employer for the benefit of a Participant who is an Eligible Employee, as described in Section 4.2.

2.20. “Participant” means any individual who participates in the Plan in accordance with Article 3.

2.21. “Performance Deferral” means a discretionary contribution by an Employer for the benefit of a Participant who is an Eligible Employee, as described in Section 4.3.

2.22. “Plan” means the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan as provided herein and as amended from time to time.

2.23. “Plan Administrator” means the person, persons or entity designated by the Company to administer the Plan. If no such person or entity is so serving at any time, the Company shall be the Plan Administrator.

2.24. “Plan Year” means the 12-month period ending on December 31.

2.25. “Qualified Plan” means the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan, or any successor thereto.

2.26. “Retirement” means the retirement of a Participant from employment with an Employer on or after his or her 65th birthday, or as otherwise determined by the Company in its sole discretion, and excluding terminations for Cause and terminations under such other circumstances as shall be specified by the Participant’s Employer.

2.27. “Scheduled Distribution Account” means a Scheduled Distribution Account established by a Participant pursuant to Section 5.1.

2.28. “Separation from Service” shall have the meaning set forth in Treasury regulations promulgated under Section 409A of the Code.

2.29. “Separation from Service Account” means the Separation from Service Account established on behalf of a Participant pursuant to Section 5.1.

2.30. “Unforeseeable Emergency “means a severe financial hardship of a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152(a) of the Code), a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance), or any other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, all within the meaning of Section 409A of the Code.

ARTICLE 3

Participation

3.1. Commencement of Participation

An Eligible Employee shall become a Participant in the Plan as of the date on which he or she begins to defer compensation in accordance with Section 4.1 or on the date determined by the Plan Administrator with respect to a Matching Deferral under Section 4.2 or a Performance Deferral under Section 4.3.

3.2. Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4

Elective, Matching and Performance Deferrals

4.1. Elective Deferrals

(a) Base Salary. An Eligible Employee may elect to defer a percentage or dollar amount of his or her base salary. An Eligible Employee who desires to elect a deferral described in this Section 4.1(a) shall complete and submit to the Plan Administrator a deferral election which shall designate either (A) the percentage of each payment to be deferred in one percent (1%) increments to a maximum of ninety percent (90%) or (B) the whole dollar amount of each payment to be deferred. Elections pursuant to this Section 4.1(a) to defer base salary earned in a Plan Year must be made prior to the first day of such Plan Year; provided that an individual who first becomes an Eligible Employee following the commencement of a Plan Year and who does not at that time participate in any other deferred compensation plan that is aggregated with the Plan under Section 409A of the Code may submit a deferral election within 30 days after the date such individual becomes an Eligible Employee, and such election shall be effective with respect to compensation earned after the date of such election. An election to defer a percentage or dollar amount of base salary for any Plan Year shall apply for subsequent Plan Years unless changed or revoked by the Participant by submitting a new deferral election with the Plan Administrator on or before the date on which elections are due with respect to such Plan Year.

(b) Annual Bonuses and Commissions. An Eligible Employee may elect to defer a percentage or dollar amount of his or her annual bonus or commissioned earnings, to the extent payable to the Eligible Employee in cash. An Eligible Employee who desires to elect a deferral described in this Section 4.1(b) shall complete and submit to the Plan Administrator a deferral election which shall designate either (A) the percentage of each payment to be deferred in one percent (1%) increments to a maximum of one hundred percent (100%) or (B) the whole dollar amount of each payment to be deferred. Elections pursuant to this Section 4.1(b) to defer an annual bonus or commissioned earnings earned in a Plan Year must be made prior to the first day of such Plan Year; provided that (i) an election to defer an annual bonus that is considered performance-based compensation within the meaning of Section 409A of the Code may be made as of a date specified by the Plan Administrator that is at least six months prior to the last day of the applicable performance period and (ii) to the extent the election period described in clause (i) is not available, an individual who first becomes an Eligible Employee following the commencement of a Plan Year and who does not at that time participate in any other deferred compensation plan that is aggregated with the Plan under Section 409A of the Code may submit a deferral election within 30 days after the date such individual becomes an Eligible Employee, and such election shall be effective with respect to the portion of the annual bonus or commission earned after the date of such election. An election to defer a percentage or dollar amount of an annual bonus or commission for any Plan Year shall apply for subsequent Plan Years unless changed or revoked by the Participant by submitting a new election with the Plan Administrator on or before the date on which elections are due with respect to such Plan Year. The annual bonuses that are subject to a bonus deferral election under this Section 4.1(b) shall include all annual, production and performance-based bonuses, but not other types of bonuses, such as sign-on, retention and educational bonuses.

(c) Restricted Stock Awards. An Eligible Employee who has been granted (or is to be granted) a restricted stock unit award with respect to the common stock of Gallagher (“Gallagher Common Stock”) as part of, or in lieu, of an annual bonus award or an award under an LTIC Program, may elect to defer the receipt of the shares of Gallagher Common Stock issuable upon the vesting of such award (a “Share Deferral”). An Eligible Employee who desires to elect a Share Deferral shall complete and submit to the Plan Administrator a deferral election which shall designate the percentage of the award to be deferred in one percent (1%) increments to a maximum of one hundred percent (100%). Share Deferral elections must be made on or prior to the date determined by the Plan Administrator that is not later than 30 days after the date on which the applicable restricted stock unit award is granted or 12 months prior to the date on which such award is first scheduled to vest. In his or her Share Deferral election, a Participant may elect whether restricted stock units, upon vesting, shall remain credited to the Participant’s Account as units representing shares of Gallagher Common Stock or whether such restricted stock units shall be converted to other investment options available under the Plan; provided, however, that the Plan Administrator in its sole discretion may restrict the conversion of any Account from or into units representing Gallagher Common Stock. A Participant’s Account shall be credited with dividend equivalents pursuant to Section 5.2.

(d) Long-Term Incentive Compensation Program—Cash Awards. An Eligible Employee who has been granted (or is to be granted) a cash-based award under an LTIC Program may elect to defer the receipt of the amount payable pursuant to such award by completing and submitting to the Plan Administrator a deferral election which shall designate either (A) the percentage of the award to be deferred in one percent (1%) increments to a maximum of one hundred percent (100%) or (B) a percentage of the award to be deferred in one percent (1%) increments, but only to the extent the award exceeds a specified dollar amount. Such deferral elections must be made on or prior to the date determined by the Plan Administrator that is not later than 30 days after the date on which the applicable award is granted or 12 months prior to the date on which such award is first scheduled to vest; provided that an election to defer an award that is considered performance-based compensation within the meaning of Section 409A of the Code may be made as of a date specified by the Plan Administrator that is at least six months prior to the last day of the applicable performance period. An election to defer a percentage or dollar amount of an award under this Section 4.1(d) for any Plan Year shall apply only to the award for which such election is made and shall not apply to subsequent awards.

(e) Suspension of Deferrals. Any election pursuant to this Section 4.1 shall be irrevocable from and after the deadline for such election provided that a deferral election may be terminated, or the amount of the deferral may be reduced, after such deadline in the event of (and consistent with) an Unforeseeable Emergency, as determined by the Plan Administrator.

4.2. Matching Deferrals

(a) Not later than the date required by law for matching contributions under the Qualified Plan (or any later date as of which the need for a contribution hereunder is determined), each Employer shall credit a Matching Deferral to the Account of each Eligible Employee who is employed by such Employer on the last day of the Plan Year or who terminated employment during such Plan Year by reason of death, total and permanent disability (as determined by the Plan Administrator), Retirement, or for any reason other than Cause during the 12-month period immediately following a Change of Control, to the extent described in Section 4.2(b).

(b) For each Plan Year beginning on or after January 1, 2006, the Matching Deferral for each Eligible Employee shall be equal to the excess of (i) 100% of his or her Elective Deferrals under Sections 4.1(a) and 4.1(b) of the Plan for such Plan Year but taking into account only Elective Deferrals which in the aggregate do not exceed 5% of such Eligible Employee’s Compensation for such Plan Year, minus (ii) the maximum amount of matching contributions the Eligible Employee could have received under the Qualified Plan for such Plan Year if he or she had elected to defer the maximum amount permitted under such plan for the full Plan Year; provided, however, that in no event shall such Matching Deferral exceed 100% of the amount of such Eligible Employee’s Elective Deferrals under Sections 4.1(a) and 4.1(b) of the Plan for such Plan Year.

4.3. Performance Deferrals

Any Eligible Employee may also receive a Performance Deferral in an amount to be determined by the Employer in its sole discretion. All determinations by the Employer with regard to the amount or timing of or the eligibility for a Performance Deferral shall be final.

ARTICLE 5

Accounts

5.1. Accounts

(a) The Plan Administrator shall establish deferral Accounts for each Participant reflecting the Elective Deferrals, Matching Deferrals and Performance Deferrals made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Accounts. Upon the commencement of an Eligible Employee’s participation in the Plan or, if later, January 1, 2008, the Plan Administrator shall establish for the benefit of such Participant a Separation from Service Account, which in accordance with Section 7.1 shall be distributed following the Participant’s Separation from Service. In addition, at the time a Participant submits an Elective Deferral election pursuant to Section 4.1 with respect to any Plan Year, the Participant may in his or her discretion establish a Scheduled Distribution Account to which such Elective Deferrals shall be credited and which, in accordance with Section 7.1, shall be distributed in the calendar year designated by the Participant at the time such Scheduled Distribution Account is established. No more than three Scheduled Distribution Accounts shall be maintained on behalf of a Participant at any time; provided that as of the first day of the Plan Year in which the distribution of a Scheduled Distribution Account is scheduled to begin, no further Elective Deferrals shall be credited to such Account and such Account shall be disregarded for purposes of the limit on the number of Scheduled Distribution Accounts that may be maintained at any time.

(b) At the time a Participant submits an Elective Deferral election with respect to a Plan Year, such Participant shall elect that such Elective Deferrals be credited to such Participant’s Separation from Service Account, a Scheduled Distribution Account previously established by such Participant, a new Scheduled Distribution Date at that time established by such Participant, or a combination of such Accounts. If a Participant fails to elect the Account to which any portion of his or her Elective Deferrals shall be credited, such Elective Deferrals shall be credited to the Participant’s Separation from Service Account.

(c) All Matching Deferrals credited to the Account of a Participant pursuant to Section 4.2 shall be credited to such Participant’s Separation from Service Account.

(d) At the time an Employer credits a Performance Deferral to a Participant’s Account, the Employer shall specify whether the Performance Deferral shall be credited to such Participant’s Separation from Service Account, a Scheduled Distribution Account previously established by the Participant or the Employer, a new Scheduled Distribution Account at that time established by the Employer, or a combination of such Accounts. Alternatively, the Employer may permit Participants to elect the Account to which such Performance Deferrals shall be credited, provided that such election is made (i) not later than 30 days after the date on which such Performance Deferral is awarded or 12 months prior to the date on which such award is first scheduled to vest or (ii) with respect to a Performance Deferral that is considered performance-based compensation within the meaning of Section 409A of the Code, as of a date specified by the Plan Administrator that is at least six months prior to the last day of the applicable performance period.

(e) Elective Deferrals shall be credited to the Account of a Participant as soon as administratively practicable after the Elective Deferrals are withheld from the Participant’s Compensation. Matching Deferrals and Performance Deferrals shall be credited to the Account of a Participant as of the later of the date related trust contributions are received by the Funding Trustee or the date the Funding Trustee receives from the Plan Administrator such instructions as the Funding Trustee may reasonably require to allocate the amount received among the asset accounts maintained by the Funding Trustee. The Plan Administrator shall make available to each Participant periodic statements of his or her Account reflecting the income, gain and loss, amounts of deferrals, and payments from such Account.

5.2. Investments

(a) The assets of the Funding Trust shall be invested in such investments as are designated by the Plan Administrator. The Plan Administrator shall provide each Participant with the opportunity to indicate how each of his or her Accounts is apportioned to the investments designated by the Plan Administrator in one percent (1%) increments. A Participant’s preference shall not be binding on the Funding Trustee or Plan Administrator. The Plan Administrator has the authority to direct the investment of all the assets held in the Funding Trust and the Funding Trustee shall invest such assets among the investments designated by the Plan Administrator as it deems appropriate.

(b) Each investment fund’s operating expenses will be netted against such investment fund’s return for purposes of measuring the earnings and losses credited to each Participant’s Account. Other Plan legal, trustee and administrative expenses will be paid by the Employers.

(c) To the extent a Participant’s Account is credited with units representing shares of Gallagher Common Stock, each such unit shall have a value equal to the fair market value of a share of Common Stock. Upon the payment of a dividend by Gallagher on issued and outstanding shares of Common Stock, an amount equal to such per share dividend amount multiplied by the number of share units credited to each Participant’s Account shall be credited to the Account within 10 days after the dividend payment date and shall be deemed invested in an investment fund designated by the Plan Administrator for this purpose.

ARTICLE 6

Vesting

6.1. General

A Participant shall at all times have a fully vested and nonforfeitable right to all Elective Deferrals and Matching Deferrals credited to his or her Account, adjusted for income, gain and loss attributable thereto. Subject to earlier vesting as provided in

Sections 6.2, 6.3 and 6.4, a Participant shall be or become vested in the portion of his or her Account attributable to Performance Deferrals, adjusted for income, gain and loss attributable thereto, as determined by the Employer at the time the Performance Deferral is made. If the vesting or vested percentage is based on the Participant’s “Years of Service,” the Participant shall receive credit for a Year of Service for each Plan Year (including Plan Years before the date as of which the Performance Deferral is made and the Effective Date only to the extent determined by the Employer) during which he or she completed at least 1,000 of Hours of Service.

6.2. Change of Control

Any unvested portion of a Participant’s Account shall become fully vested upon a Change of Control.

6.3. Retirement, Death or Disability

Any unvested portion of a Participant’s Account shall become fully vested upon a termination of such Participant’s employment by reason of the Participant’s Retirement, death or total and permanent disability (as determined by the Plan Administrator).

6.4. Insolvency

Any unvested portion of a Participant’s Account shall become fully vested immediately prior to the Employer’s becoming Insolvent, in which case the Participant will have the same rights as a general creditor of the Employer with respect to his or her Account balance.

ARTICLE 7

Payments

7.1. Election as to Time and Form of Payment

(a) In the deferral election submitted by an Eligible Employee for the first Plan Year in which such Eligible Employee participates in the Plan (or as otherwise permitted in accordance with Section 7.1(c)), the Eligible Employee shall elect the form in which amounts credited to such Eligible Employee’s Separation from Service Account are to be distributed, which may be a single lump sum payment or annual installments over a period of not less than two and not more than 10 years. In addition, in the deferral election submitted by a Participant for each Plan Year in which such Participant makes Elective Deferrals under the Plan, the Participant shall elect that such Elective Deferrals be credited to the Participant’s Separation from Service Account, a Scheduled Distribution Account previously established by such Participant, a new Scheduled Distribution Account at that time established by such Participant, or any combination of such Accounts. At the time a Participant establishes a new Scheduled Distribution Account, the Participant shall elect (i) the year in which such Scheduled Distribution Account is to be payable, which must be more than two years after the end of the Plan Year during which Elective Deferrals are first credited to such Account and not later than the year in which the Participant will attain age 70 and (ii) the form in which the amounts credited to such Account are to be distributed, which may be a single lump sum payment or annual installments over a period of not less than two years and not more than 10 years. If a Participant fails to elect the form in which any Account is to be distributed, such Account shall be distributed in a single lump sum payment.

(b) A Participant who is actively employed by an Employer may change the time at which and/or the form in which any of the Participant’s Accounts is to be distributed or commence to be distributed by submitting a new election to the Plan Administrator; provided that (i) such new election is submitted at least one year prior to the date on which such Account was previously scheduled to be distributed or commence to be distributed, (ii) such new election shall not take effect for 12 months after it is submitted to the Plan Administrator and (iii) the distribution subject to such new election is scheduled to be made or commence at least five years later than the date on which such distribution was previously scheduled to have been made or commence and not later than the year in which the Participant will attain age 70.

(c) In accordance with the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in IRS Notices 2006-79 and 2007-86, which permits the time and form of payment of deferred compensation and short-term deferrals, within the meaning of Section 409A, to be changed pursuant to an election made prior to January 1, 2009, each Participant may change the time or form of payment of any Account or of any short-term deferral that is deferred under the Plan by making an election on or before December 31, 2008 in accordance with procedures established by the Plan Administrator, provided that (i) no such change made in 2007 shall cause any amount to be distributed in 2007 or shall apply to any amount that otherwise would be distributable in 2007 and (ii) no such change made in 2008 shall cause any amount to be distributed in 2008 or shall apply to any amount that otherwise would be distributable in 2008.

(d) Each Participant’s Separation from Service Account shall be distributed or commence to be distributed on the six-month anniversary of such Participant’s Separation from Service. Each Participant’s Scheduled Distribution Account shall be distributed or commence to be distributed on July 1st of the year of distribution designated by the Participant at the time such Scheduled Distribution Account is established, or at such later date designated pursuant to Section 7.1(b). Each such account shall be distributed in the form elected by the Participant pursuant to Section 7.1(a), (b) or (c), with annual installments distributed on July 1st of each year; provided, however, that if the value of such account is $25,000 or less at the time that distribution of such account is scheduled to commence in the form of installments, then such account instead shall be paid in the form of a single lump sum payment. If a Participant’s Separation from Service Account is payable in installments, the first installment shall be paid on the six-month anniversary of the Participant’s Separation from Service, and each subsequent installment shall be paid on July 1st of each year in the installment period, beginning with the July 1st next following the date of such first installment.

(e) Amounts credited to a Participant’s Account in the form of deferred shares of Gallagher Common Stock shall be distributed in shares of Gallagher Common Stock. All other Distributions from a Participant’s Account shall be in cash.

7.2. Termination of Employment.

Upon the termination of a Participant’s employment, the unvested portion of the Participant’s Account (excluding any portion that becomes vested pursuant to Section 6.2, 6.3 or 6.4) shall be forfeited and any related amounts held in the Funding Trust shall be used to satisfy the Employer’s obligation to make contributions to the Funding Trust under the Plan.

7.3. Death.

(a) If a Participant dies prior to the complete distribution of his or her Accounts, the balance of each such Account shall be paid to the Participant’s beneficiary or beneficiaries, designated in accordance with Section 7.3(b), in a single lump sum payment within 60 days following the date of the Participant’s death.

(b) A Participant may designate a beneficiary at any time before the Participant’s death, in the manner prescribed by the Plan Administrator for that purpose. Subject to the last sentence hereof, a Participant may revoke any beneficiary designation or designate a new beneficiary at any time without the consent of a beneficiary or any other person. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate. If a Participant is married, any designation of a beneficiary other than such Participant’s spouse shall be effective only if the Participant’s spouse consents to such designation in writing.

7.4. Withdrawal Due to Unforeseeable Emergency.

If a Participant requests an immediate payment on account of an Unforeseeable Emergency, the Plan Administrator shall pay to the Participant only that portion, if any, of the vested portion of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay the federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing using a form prescribed by the Plan Administrator for that purpose and shall provide such additional information as the Plan Administrator shall decide. If a Participant elects an immediate payment on account of an Unforeseeable Emergency, such Participant’s Elective Deferral election shall be cancelled for the remainder of the Plan Year in which such payment is made.

7.5. Restrictive Covenants; Clawback.

(a) If, at any time within the later to occur of (i) ten years after a Participant’s Separation from Service; or (ii) two years after the final payment of any installment due to the Participant from a Participant’s Accounts, the Participant, in the determination of the management of Gallagher, engages in any activity in competition with any activity of Gallagher, or inimical, contrary or harmful to the interests of Gallagher, including, but not limited to: (1) conduct related to his employment for which either criminal or civil penalties against him may be sought, (2) violation of Gallagher policies, including, without limitation, Gallagher’s Insider Trading Policy, (3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or consulting in the renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions (“insurance services”) for, any existing Gallagher account or any actively solicited prospective account of Gallagher for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or providing any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, investment advisory services and all other employee benefit areas (“benefit services”) Gallagher is involved with, for any existing Gallagher account or any actively solicited prospective account of Gallagher for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or, if the Participant has not terminated employment, the date of the prohibited activity (the term Gallagher account as used in this Section shall be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries), (4) the rendering of services for any organization which is competitive with Gallagher, (5) employing or recruiting any current or former employee of Gallagher, (6) disclosing or misusing any confidential information or material concerning Gallagher, or (7) participating in a hostile takeover attempt of Gallagher, then all Matching Deferrals and Performance Deferrals in the Participant’s Accounts, including any income, gain or loss thereon, shall be forfeited, unless terminated sooner by operation of another term or condition of this Plan, and any payments made from a Participant’s Accounts consisting of Matching Deferrals and Performance Deferrals to such Participant, including any income, gain or loss thereon, shall be repaid by the Participant to Gallagher. Repayment of any Matching Deferrals and Performance Deferrals by the Participant shall include interest measured from the date of payments made from the Participant’s Accounts at the highest rate allowable under Delaware law.

(b) By participating in the Plan, each Participant acknowledges that the Participant’s engaging in activities and behavior in violation of Section 7.5(a) above will result in a loss to Gallagher which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of Section 7.5(a) will result in irreparable and continuing harm to Gallagher and that therefore, in addition to and cumulative with any other remedy which Gallagher may have at law or in equity, Gallagher shall be entitled to injunctive relief for a breach of Section 7.5(a) by the Participant. By participating in the Plan each Participant acknowledges and agrees that the requirement in Section 7.5(a) above that Participant disgorge and pay over to Gallagher any payments received from the Participant’s Accounts by such Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by Gallagher in enforcing any breach of any covenant in this Plan.

(c) The provisions of Section 7.5 shall only apply to (i) Matching Deferrals credited to a Participant’s Accounts with respect to Elective Deferrals made by the Participant for the 2009 Plan Year and succeeding Plan Years; and (ii) Performance Deferrals first granted and credited to a Participant’s Accounts by the Employer in the 2009 Plan Year or succeeding Plan Years.

7.6. Taxes.

All deferrals and payments under the Plan shall be subject to all applicable federal, state and local tax withholding requirements.

ARTICLE 8

Plan Administrator

8.1. Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Funding Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2. Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3. Information

To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, Retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.4. Indemnification of Plan Administrator

The Employer agrees to indemnify and to defend to the fullest extent permitted by law any of its officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9

Amendment and Termination

9.1. Amendments

The Company shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on its behalf by a duly authorized officer.

9.2. Termination of Plan

The Plan is strictly a voluntary undertaking on the part of each Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee), as consideration for, or an inducement or condition of employment for, the performance of the services by an Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on its behalf by a duly authorized officer. Upon termination, the Company shall continue to maintain the Funding Trust to pay benefits hereunder as they become due as if the Plan had not terminated; provided, however, that if the Plan is terminated in connection with a Change in Control Event, within the meaning of regulations or other guidance promulgated under Section 409A of the Code, Gallagher’s Compensation Committee, as constituted immediately prior to such Change in Control Event, may elect, in its sole discretion, to pay out all Accounts to Participants and beneficiaries within 12 months after the occurrence of such Change in Control Event to the extent permitted under Section 409A of the Code. For purposes of the preceding sentence, the Account balance of each Participant who is in the employ of the Employer at the time the Funding Trustee is directed to pay such balance shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Funding Trust attributable to Participants who terminated employment with the Employer before they were fully vested in their Accounts under Article 6 at that time shall be returned to the Employer.

9.3. Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination except as provided in Section 9.2 or to comply with the requirements of applicable law.

ARTICLE 10

Miscellaneous

10.1. No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2. Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.

10.3. Limitation of Participant’s Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

10.4. Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Funding Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Company or the Funding Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5. Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Funding Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability or other legal disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Funding Trustee to follow the application of such funds.

10.6. Compliance With Section 409A of Code.

This Plan is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly, and the timing of all payments under the Plan shall be modified as necessary to comply therewith.

10.7. Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Illinois. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.8. Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

This Plan is executed on behalf of Arthur J. Gallagher & Co. (Illinois) as of the 21st day of November, 2008.

ARTHUR J. GALLAGHER & CO. (ILLINOIS)

By:	/s/ Susan E. McGrath
Susan E. McGrath
Vice President – Human Resources